UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2026 (August 7, 2026)

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38306	82-2755287
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

(858) 263-4196

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENSC	The Nasdaq Stock Market LLC

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously reported, on August 5, 2026, the Company acquired Cy Biopharma, Inc., a Delaware corporation, and entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers thereto. Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell an aggregate of 120,260 shares of its Series C Preferred Stock for an aggregate purchase price of approximately $43 million (the “Financing”) to be purchased in two tranches. At the closing of the first tranche of the Financing (the “Initial Closing”) that occurred on August 7, 2026, the Company raised more than $21 million in gross proceeds. The achievement of a clinical trial milestone that would permit the closing of the second tranche of the Financing has not yet occurred.

As a result of the Initial Closing and as of the date of this filing, the Company believes it has a minimum of $2.5 million in stockholders’ equity and, as a result, satisfies the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market (“Nasdaq”) under Nasdaq Listing Rule 5550(b)(1).

Additionally, the Company believes that, as of the date of this filing, the Company has at least $5 million in stockholders’ equity and, along with the Company’s belief that is satisfies the remaining criteria under Nasdaq Listing Rule 5810(c)(3)(A), the Company is eligible for a second 180-day grace period to regain compliance with the $1.00 bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(1) (the “Bid Price Rule”). The Company’s formal request for the second grace period was timely submitted to Nasdaq on August 24, 2026.

The Company awaits Nasdaq’s formal confirmation regarding the Company’s compliance with the Equity Rule and Nasdaq’s response to the Company’s request for a second 180-day grace period to regain compliance with the Bid Price Rule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2026

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	Chief Executive Officer

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